Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANNOVIS BIO, INC.

The name of the Corporation is Annovis Bio, Inc. (the “Corporation”). The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on April 29, 2008 (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was amended on December 19, 2014, September 19, 2016, October 24, 2016, December 14, 2017, April 10, 2019 and August 5, 2019. This Amended and Restated Certificate of Incorporation, as amended from time to time, is referred to as the “Amended and Restated Certificate of Incorporation”).

The Original Certificate of Incorporation of the Corporation, as heretofore amended and in effect, is hereby amended and restated in its entirety to read as follows:

ARTICLE 1

The name of the Corporation is Annovis Bio, Inc.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 15 East North Street, Dover, Delaware 19901 in the County of Kent. The name of the Corporation’s registered agent at such address is Capital Corporate Services, Inc.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE 4

A.           Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 37,000,000, of which 35,000,000 shares are Common Stock with a par value of $0.0001 per share (the “Common Stock”), and 2,000,000 shares are Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).

B.           Common Stock. The Common Stock shall have the following relative rights, preferences, qualifications, privileges, limitations and restrictions:

1.            Dividend Rights. Subject to the rights of holders of all classes of capital stock of the Corporation at the time outstanding having rights that are prior to or pari passu with the holders of the Common Stock as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the “Board”), out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2.            Liquidation Rights. Subject to the rights of holders of all classes of capital stock of the Corporation at the time outstanding having rights that are prior to or pari passu with the holders of the Common Stock as to liquidation, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock in proportion to the number of shares of Common Stock owned by them.

3.            Voting Rights. The holders of Common Stock shall have the right to one vote for each share of Common Stock, shall be entitled to vote upon such matters and in such manner as may be provided by law and shall be entitled to notice of any meetings of stockholders in accordance with the By-laws of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

C.            Preferred Stock. The Preferred Stock may be issued from time to time by the Board in one or more series. The designations, relative rights (including voting rights), preferences, limitations and restrictions of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board is hereby expressly granted authority to issue from time to time Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate of designations pursuant to the DGCL, the number of shares in each such series and all designations, relative rights (including voting rights and the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences, qualifications, limitations and restrictions of the shares in each such series.

ARTICLE 5

The business and affairs of the Corporation shall be managed by or under the direction of the Board. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE 6

The number of directors that shall constitute the whole Board shall be fixed from time to time by, or in the manner provided in, the By-laws of the Corporation.

ARTICLE 7

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

ARTICLE 8

A director of the Corporation shall not be personally liable to the Corporation or its stockholders (including without limitation their heirs, executors and administrators) for monetary damages for breach of fiduciary duty as a director in accordance with and to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended.

The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

The rights to indemnification and to the advancement of expenses conferred in this Article 8 shall not be exclusive of any other right that any person may have or hereafter acquire under the Certificate, any statutes, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or modification of the foregoing provisions of this Article 8 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 9

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE 10

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-laws of the Corporation. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the By-laws, and no action shall be taken by the stockholders by written consent or electronic transmission. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

ARTICLE 11

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-laws of the Corporation.

ARTICLE 12

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery’s having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or other acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article 12. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

ARTICLE 13

The shares of capital stock of the Corporation shall be represented by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock may be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chief Executive Officer, the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form.

ARTICLE 14

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Board and the stockholders of the Corporation in accordance with applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and executed by its Chief Executive Officer this 30th day of January, 2020.

ANNOVIS BIO, INC.

By:	/s/ Maria Maccecchini
Maria Maccecchini
President and Chief Executive Officer

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